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                                                                       EXHIBIT 4

                                OPTION AGREEMENT

         This option agreement ("Agreement") is entered into this 31st day of March, 1999 by BACE Investments, LLC ("BACE") and Robert S. Lazzeri ("Lazzeri").

         Whereas BACE and Lazzeri are founders of Optimal Communications, Inc. ("Optimal");

         Whereas BACE owns 490 shares of common stock in Optimal ("BACE
Shares");

         Whereas BACE desires to sell Lazzeri an option to purchase 50 of the BACE Shares ("Lazzeri Shares");

         Whereas Lazzeri desires to purchase said option.

         Now, therefore in consideration of the payment of $10.00 and the mutual covenants contained herein, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

A. BACE hereby sells to Lazzeri an option to acquire the Lazzeri Shares for $10.00 ("Option").

B. The Option shall expire five years after the date of this Agreement unless sooner exercised.

C. The price to be paid by Lazzeri to BACE for the Lazzeri Shares shall equal the price of the Lazzeri Shares at the initial public offering of Optimal's common stock after adjusting for stock splits ("Exercise Price").

D. The Option shall not be exercisable until the earlier of a sale of substantially all of Optimal's assets or stock, or one year from the date of this Agreement.

E. If Lazzeri exercises the Option and subsequently sells the Lazzeri Shares he shall be responsible for any and all taxes owing on the difference between the Exercise Price and the sales price. BACE shall be responsible for any and all taxes owing on the difference between its basis in the Lazzeri Shares and the Exercise Price.

F.       The Lazzeri Shares shall be subject to the following restrictions:

         Lazzeri shall not sell, transfer or otherwise dispose of, hypothecate or otherwise encumber (voluntarily or involuntarily) (any such sale, transfer, disposition, hypothecation or encumbrance being referred to as a "transfer") any


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Option Agreement
BACE Investments, LLC and Robert S. Lazzeri
March 31, 1999
Page 2 of 2


of the Lazzeri Shares without the written approval of Optimal except as expressly permitted in any subsection of this Section F.

              (a) Lazzeri may transfer the Lazzeri Shares to an immediate family member or an entity owned by Lazzeri and their immediate family members (an "Affiliate"); provided, that (i) Lazzeri first delivers to Optimal the written representation of Lazzeri and such Affiliate, expressly for the benefit of Optimal, BACE and Lazzeri, that such transfer is not being made for purposes of circumventing the provisions of this Section F. and that such Affiliate agrees to be bound by the terms and provisions of this Agreement and (ii) Optimal determines, in its reasonable discretion, that such representation is true.

              (b) Lazzeri may transfer the Lazzeri Shares pursuant to a registered public offering or pursuant to Rule 144 (other than Subsection (k) thereof) promulgated under the Securities Act or any successor rule or regulation then in place.

              (c) Any purported transfer of the Lazzeri Shares by a party which is not permitted by the foregoing provisions of this Section, or which is in violation of such provisions, shall be void and of no force and effect whatsoever.

         In witness hereof the parties have hereunto set their hands as of the date first above written.




 /s/ Robert S. Lazzeri
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Robert S. Lazzeri




BACE Investments, LLC



BY:    /s/ Craig  J. Zoellner
   ------------------------------------


Its:  Member
    -----------------------------------